EXHIBIT 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  March 2, 2009

Icahn Enterprises L.P.
Announces Quarterly Distribution, Annual PIK and Earnings Call

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) today reported that its Board of Directors declared a quarterly distribution of $0.25 per unit on its depositary units, payable in the first quarter of fiscal 2009.  The distribution will be paid on March 30, 2009 to depositary unit holders of record at the close of business on March 16, 2009.  In addition, Icahn Enterprises will make its annual distribution to preferred unit holders. The in-kind preferred unit distribution is based upon a rate of 5% of the liquidation preference and is payable on March 31, 2009 to holders of record as of the close of business on March 17, 2009.

Icahn Enterprises L.P. will discuss its fourth quarter and 2008 annual results on a conference call and Webcast on Thursday, March 5, 2009 at 10:00 a.m. EST.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is 800.938.1410.  The international number is 702.696.4768.  The access code for both is 876.648.99.

Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate, and Home Fashion.  For more information, please visit the company’s website at www.icahnenterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to the current economic downturn, substantial competition and rising operating costs ; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.